EXHIBIT 21

SUBSIDIARIES

Webster Bank, National Association (“Webster Bank”) is a direct subsidiary of Webster Financial Corporation (“Webster”). Webster has 50% ownership of Sterling Silver Title Agency L.P. Webster is the sole member of Sterling Silver Abstract LLC. Webster also is the sole member of MW Advisor Holding, LLC, and MW Advisor Holding, LLC has 50% ownership of MW Advisor, LLC.
Webster Bank has the following direct or indirect subsidiaries: Ametros Financial Corporation, Ametros Claims Management LLC, 21 Scarsdale Road Corp., 369 East Realty Corp., Advantage Funding Commercial Capital Corp., Advantage Funding Auto Trust, Advantage Funding Management Co., Inc., Advantage Title Agent LLC, AF Agency, Inc., AF Insurance Agency, Inc., Bend Financial, Inc., Fidata Service Corp., Grassy Sprain Real Estate Holdings, Inc., HVB Fleet Services Corp., HVB Properties Corp., Interlink Insured Sweep LLC, Mortgage Headquarters Inc., MyWebster, Inc., Provest Services Corp. II, Sterling Business Credit LLC, Sterling Business Funding 2010-1, LLC, Sterling Business Funding 2012-1, LLC, Sterling National Funding Corp., Sterling National Mortgage Company, Inc., Sterling REIT, Inc., Webster Investment Services, Inc., Webster Mortgage Investment Corporation, Webster Community Development Corporation, Webster Licensing, LLC, Webster Public Finance Corporation (formerly Webster Massachusetts Security Corporation), Webster Preferred Capital Corporation, Webster Servicing LLC, and Webster Wealth Advisors, Inc.
Webster Bank has the following direct or indirect wholly-owned OREO subsidiaries: 10 Ben Holding Corp., 143 Will Holding Corp., 325 West Holding Corp., 500 Commercial Holding Corp., 682 Jam Holding Corp., Allsave Development, LLC, Aspen Place, Inc., High Barney Road LLC, Hudsave Development, Inc., North Queen Properties (I), Inc., North Queen Properties (II), Inc., Prosave Development, Inc., Sprain Brook Realty Corp., and Warsave Development, Inc.

WEBSTER SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization	Names Under Which Subsidiary Does Business
Webster Bank, N.A.	United States	Same
Sterling Silver Title Agency L.P.	New Jersey	Same
Sterling Silver Abstract LLC	New York	Same
MW Advisor Holding, LLC	Delaware	Same
MW Advisor, LLC	Delaware	Same